ADDENDUM

THIS ADDENDUM ("ADDENDUM") TO THE DEBENTURE AGREEMENTS ON THIS 23RD DAY OF MAY, 2005, BY END BETWEEN THE PARTIES XTREME COMPANIES, INC. ("COMPANY"), DUTCHESS CAPITAL MANAGEMENT ON BEHALF OF DUTCHESS PRIVATE EQUITIES FUND, LP AND DUTCHESS PRIVATE EQUITIES FUND, II, LP (COLLECTIVELY "DUTCHESS"); AND EFUND CAPITAL PARTNERS, LLC ("EFUND")

Whereas, the parties have agreed to amend Section 3.2 (c), Conversion Rate, of the Debentures and have reached full agreement as to the terms and conditions of such amendment for the following outstanding debentures:

                             eFund Capital Partners
October  1,  2003        $          50,000
February  18,  2004      $          28,000
October  18,  2004       $          18,000
March  10,  2005         $          60,000
March  28,  2005         $          60,000
May  20,  2005           $         120,000

                         Dutchess Private Equities Fund
October  1,  2003      $          50,000
January  20,  2004     $          50,000
March  8,  2005        $         120,000
April  18,  2005       $          84,000
May  5,  2005          $         192,000

                       Dutchess Private Equities Fund, II
October  18,  2004      $         20,000
December  23,  2004     $        240,000
February  4,  2005      $        240,000
May  13,  2005          $        228,000
May  18,  2005          $        101,817

Section  3.2

(c) Conversion Rate. Holder is entitled to convert the face amount of this Debenture, plus accrued interest, anytime following the Closing Date, at fifteen cents per share ($.15) ("Fixed Conversion Price"), the "Conversion Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up, as the case may be, to the nearest whole share. The Holder shall retain all rights of conversions during any partial trading days.

     No other terms, rights or provisions of the Agreement are or should be considered to have been modified by the terms of this Addendum and each party retains all other rights, obligations, privileges and duties contained in the Agreement.

Agreed  and Accepted, and duly authorized to sign, on this 23rd day of May, 2005


By  Dutchess:/s/ Douglas Leighton
            Douglas  H.  Leighton,  Managing  Director



By  Company:/s/ Kevin Ryan
             Kevin  Ryan,  Xtreme  Companies



By  eFund:/s/ Barrett Evan
          Barrett  Evans,  Managing  Member